Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS
AND DECLARES 59TH CONSECUTIVE QUARTERLY DIVIDEND

July 23, 2025 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended June 30, 2025, of $4.8 million, or $0.22 per diluted common share, compared to net income of $11.8 million, or $0.71 per diluted common share, for the second quarter of 2024. Net income, excluding non-recurring income and expenses(1) for the second quarter of 2025, was $15.1 million. Adjusted earnings per common share excluding non-recurring income and expenses(1) was $0.70, exceeding the consensus analyst estimate of $0.69 per diluted common share for the second quarter of 2025. Adjustments exclude $8.7 million of after-tax merger-related expenses and $1.6 million of non-recurring compensation expenses.

Key Highlights of the Second Quarter of 2025:

•On April 30, 2025, Mid Penn completed the acquisition of William Penn Bancorporation ("William Penn"), which added total assets of $757.3 million, comprised primarily of $431.4 million of loans. Additionally, on May 12, 2025, Mid Penn acquired the insurance business and related accounts of Charis Insurance Group, which provides business, home and auto insurance throughout central and southeast Pennsylvania.

•Net income available to common shareholders decreased 59.5% to $4.8 million, or $0.22 per diluted common share, for the second quarter of 2025, compared to net income of $11.8 million, or $0.71 per diluted common share, for the second quarter of 2024. On a non-GAAP basis, net income excluding non-recurring income and expenses(1) for the quarter ended June 30, 2025, increased 33.6% to $15.1 million, or $0.70 per diluted common share, compared to $11.3 million, or $0.68 per diluted common share, for the second quarter of 2024.

•Net interest margin increased to 3.44% for the quarter ended June 30, 2025, compared to 3.37% for the first quarter of 2025, representing a 7 basis point ("bp") increase compared to the first quarter of 2025. Cost of funds decreased to 2.44% for the quarter ended June 30, 2025, compared to 2.48% for the first quarter of 2025. Despite a higher total interest expense, cost of funds improved during the quarter, primarily due to the growth in average interest-bearing liabilities, driven in part by the addition of lower-cost deposits acquired in the William Penn acquisition. These deposits helped dilute the overall cost of funding, contributing to the improvement. The yield on loans increased to 6.15% for the quarter ended June 30, 2025, compared to 6.05% for the first quarter of 2025. Net interest margin increased to 3.44% for the quarter ended June 30, 2025, compared to 3.12% for the second quarter of 2024, representing a 32 bp increase compared to the same period in 2024.

•Loan growth for the second quarter of 2025 was $341.7 million, or 30.5% (annualized). Total loans increased $468.3 million, or 10.7%, to $4.8 billion at June 30, 2025, compared to $4.4 billion at June 30, 2024. Excluding the William Penn acquisition loans of $431.4 million, the organic loan portfolio for the quarter ended June 30, 2025 declined $89.6 million or 2.0% from the first quarter of 2025. This decline was primarily driven by elevated payoffs as commercial real estate construction loans stabilized and obtained non-recourse permanent financing.

•Deposits increased $717.5 million, or 60.8% (annualized), during the second quarter of 2025, compared to an increase of $42.3 million, or 3.7% (annualized), during the first quarter of 2025. This increase was driven by a $397.5 million increase in interest-bearing transaction accounts, a $68.8 million increase in noninterest-bearing accounts, and a $251.2 million increase in time deposits. Total deposits increased $952.7 million or 21.18% to $5.4 billion at June 30, 2025, compared to $4.5 billion at June 30, 2024. Organic deposit growth for the quarter ended June 30, 2025 was $96.2 million or 8.2%, annualized (excluding William Penn acquisition deposits of $621.3 million), from the first quarter of 2025.

•The core efficiency ratio(1) improved to 62.56% in the second quarter of 2025, compared to 62.79% in the first quarter of 2025, and 63.65% in the second quarter of 2024.

•Book value per common share declined to $33.85 as of June 30, 2025, compared to $34.50 as of March 31, 2025, and improved compared to $33.76 as of June 30, 2024. Tangible book value per common share (1) was $27.22 as of June 30, 2025, compared to $27.58 and $25.75 as of March 31, 2025 and June 30, 2024, respectively. The decline in book value primarily reflects the impact of the William Penn acquisition, including the issuance of additional common shares and the addition of acquisition related goodwill and other intangibles.

•As a result of the foregoing, the Board of Directors declared a cash dividend of $0.20 per common share, payable August 25, 2025, to shareholders of record as of August 8, 2025.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"The second quarter of 2025 for Mid Penn was virtually in line with what we expected. While our GAAP earnings were impacted by the completion of the William Penn acquisition within the quarter, excluding those one-time expenses establishes non-GAAP earnings of $0.70 per share, slightly in excess of the consensus estimate of $0.69 per share.

Organic loan growth for the second quarter was negative by $89.6 million, or 2%, and since year end 2024, it is negative $42 million, or 1%. Throughout the first six months of 2025, we have had significant commercial real estate construction projects that reached completion and/or stabilization and, therefore, were refinanced out of a bank loan that significantly increased our natural principal runoff. At the same time, we have experienced the softest loan demand we have seen in many years. We attribute that soft demand to concerns over tariffs, interest rates, and the overall state of the economy. We are optimistic that loan pipelines will begin to improve through the rest of the year, and fully expect that we will hit the bottom end of our original loan growth target range by the end of the year.

Organic deposit growth for the second quarter was $96 million, or 2%, and since the start of 2025, is $138 million, or almost 3%. With competition for deposits at an all-time high, I think those six-month growth numbers are solid. As with loan growth, I fully expect that we will reach the mid-point of our original target range on deposit growth by the end of the year.

Throughout the quarter, we had improvements in net interest margin, cost of deposits, yields on loans, noninterest income and efficiency ratio, along with another solid quarter in asset quality, leading us to the consensus beat, notwithstanding the pullback in loans outstanding.

We are encouraged by the results for the quarter while successfully completing the William Penn acquisition, and we are cautiously optimistic about what to anticipate for the remainder of 2025.

It is our pleasure to announce that the Board has authorized its 59th consecutive quarterly dividend, a cash dividend of $0.20 per share of common stock, which was declared at its meeting on July 23, 2025, payable on August 25, 2025, to shareholders of record as of August 8, 2025."

Net Interest Income
For the three months ended June 30, 2025, net interest income was $48.2 million, compared to net interest income of $42.5 million for the three months ended March 31, 2025, and $38.8 million for the three months ended June 30, 2024. Interest income for the second quarter of 2025 includes $910 thousand of purchase accounting loan accretion related to the William Penn acquisition. This accretion reflects the recognition of fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets. The tax-equivalent net interest margin for the three months ended June 30, 2025 was 3.44% compared to 3.37% and 3.12% for the first quarter of 2025 and second quarter of 2024, respectively, representing a 7 bp increase from the first quarter of 2025, and a 32 bp increase compared to the same period in 2024.
The yield on interest-earning assets increased to 5.69% for the quarter ended June 30, 2025, from 5.65% for the three months ended March 31, 2025, and remained flat at 5.69% for the three months ended June 30, 2024. The increase from the first quarter of 2025 was primarily due to an increase in interest income on loans, and an increase in the average balance of Federal Funds Sold.
For the six months ended June 30, 2025, net interest income increased 20.6% to $90.7 million compared to net interest income of $75.2 million for the same period of 2024. The increase was primarily driven by a $9.7 million increase in interest income on loans, a $2.3 million increase in Fed Funds Sold, partially offset by a $4.5 million increase in interest expense on deposits, and a $7.4 million decrease in the interest paid on short term borrowings, compared to the same period of 2024.
Average Balances
Average balances were significantly impacted by the William Penn acquisition given that the acquisition closed on April 30, 2025. Day one increases in loans, total assets, deposits, and total liabilities were $431.4 million, $757.3 million, $621.3 million, and $635.0 million, respectively.
Average loans increased $265.0 million to $4.7 billion for the quarter ended June 30, 2025, compared to $4.5 billion for the quarter ended March 31, 2025, and increased $371.3 million compared to $4.4 billion for the quarter ended June 30, 2024.
Average deposits were $5.2 billion for the second quarter of 2025, reflecting an increase of $478.0 million, or 10.2%, compared to total average deposits of $4.7 billion in the first quarter of 2025, and an increase of $708.1 million, or 15.9%, compared to total average deposits of $4.5 billion for the second quarter of 2024, primarily due to the William Penn acquisition and organic growth. The average cost of deposits was 2.41% for the second quarter of 2025, representing a 2 bp decrease and an 18 bp decrease from the first quarter of 2025 and the second quarter of 2024, respectively.
Cost of funds decreased to 2.44%, compared to 2.48% for the first quarter of 2025. Despite a higher total interest expense, cost of funds declined during the quarter, primarily due to the growth in average interest-bearing liabilities, driven in part by the addition of lower-cost deposits acquired in the William Penn acquisition. These deposits helped dilute the overall cost of funding, contributing to the decline.
Asset Quality
The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $2.3 million for the three months ended June 30, 2025, an increase of $2.0 million compared to the provision for credit losses of $301 thousand for the three months ended March 31, 2025, and a $665 thousand increase compared to the provision for credit losses of $1.6 million for the three months ended June 30, 2024. The increase in provision was primarily driven by a $2.3 million reserve established for non-PCD (Purchased Credit Deteriorated) loans acquired in the William Penn acquisition, offset by an $866 thousand decrease in reserve required for individually analyzed loans. Net charge offs for the three months ended June 30, 2025, were $811 thousand or less than 0.02% of total average loans.
The provision for credit losses on loans was $2.6 million for the six months ended June 30, 2025, an increase of $1.4 million compared to the provision for credit losses of $1.2 million for the six months ended June 30, 2024. This increase for the six months ended June 30, 2025 was primarily due to a $2.3 million reserve on non-PCD loans acquired through the William Penn acquisition. The provision for credit losses on off-balance sheet credit exposures was $23 thousand and $3 thousand for the three and six months ended June 30, 2025, respectively. The increase was primarily driven by new participations in construction loans originated in the second quarter.
Allowance for credit losses - loans was 0.78%, 0.80%, and 0.81% of loans, net of unearned income at June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

Total nonperforming assets were $28.0 million at June 30, 2025, compared to nonperforming assets of $25.4 million and $10.4 million at March 31, 2025 and June 30, 2024, respectively. The increase during the second quarter of 2025 primarily related to $2.6 million of non-accrual loans acquired from William Penn, partially offset by reductions to other non-accrual loans. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.58% at June 30, 2025, compared to 0.50% and 0.57% as of March 31, 2025 and June 30, 2024, respectively.
Capital
Shareholders’ equity increased $120.7 million, or 18.4%, from $655.0 million as of December 31, 2024, to $775.7 million as of June 30, 2025. Retained earnings increased $105 thousand, or 0.1%, from $191.5 million as of March 31, 2025 to $191.6 million as of June 30, 2025. The increase was primarily due to the William Penn acquisition. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at June 30, 2025. Additionally, Mid Penn declared $4.7 million in dividends during the second quarter of 2025.
On April 23, 2025, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("The Program") effective through April 30, 2026. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the three months ended June 30, 2025, Mid Penn repurchased 48,064 shares of common stock at an average price of $28.36. No shares were repurchased in the first quarter for 2025. As of June 30, 2025, Mid Penn repurchased a total of 488,786 shares of common stock at an average price of $23.33 per share under the Program. The Program had approximately $3.6 million remaining available for repurchase as of June 30, 2025.
Noninterest Income
For the three months ended June 30, 2025, noninterest income totaled $6.1 million, an increase of $904 thousand, or 17.3%, compared to noninterest income of $5.2 million for the first quarter of 2025. The increase is primarily due to a $266 thousand increase in fiduciary and wealth management, a $217 thousand increase in earnings from the cash surrender value of life insurance as a result of policies assumed during the William Penn acquisition, and a $199 thousand increase in other noninterest income. The William Penn acquisition provides an opportunity for continued expansion into the Philadelphia markets, enabling the development of new wealth management and insurance customer relationships, which will help strengthen noninterest income.
For the six months ended June 30, 2025, noninterest income totaled $11.4 million, an increase of $216 thousand, or 1.9%, compared to noninterest income of $11.2 million for the six months ended June 30, 2024. The increase in noninterest income is primarily driven by a $285 thousand increase in fiduciary and wealth management, a $215 thousand increase in mortgage banking income, and a $180 thousand increase in earnings from the cash surrender value of life insurance as a result of policies assumed during the William Penn acquisition, offset by a $512 thousand decrease in other miscellaneous noninterest income, driven by a $1.9 million decrease in Bank-owned life insurance benefits received, partially offset by a $568 thousand increase in loan level swap fees.
Noninterest Expense
For the three months ended June 30, 2025, noninterest expense totaled $47.8 million, an increase of $17.2 million, or 55.99%, compared to noninterest expense of $30.6 million in the first quarter of 2025.

Merger and acquisition expenses increased $10.7 million, which includes $10.5 million of merger related expenses related to the William Penn acquisition and $164 thousand related to the Charis Insurance Group acquisition.
Salaries and benefits increased $4.4 million for the three months ended June 30, 2025 compared to the first quarter of 2025. The increase is attributable to (i) equity-based compensation expense for stock options and restricted stock awards totaling $2.0 million that were recognized during the second quarter of 2025. (Future expected compensation expense related to these awards is approximately $753 thousand for the third quarter of 2025 and $2.2 million over the remaining vesting periods); (ii) the retail staff additions at the twelve retail locations added through the William Penn acquisition; and (iii) the retention of various William Penn team members through the completion of systems integration, which occurred on June 20, 2025.
Software licensing and utilization costs increased $698 thousand compared to the first quarter of 2025. The increase reflects additional costs to (i) license the additional William Penn branches; and (ii) upgrades to internal systems, including network storage, cybersecurity, and data security enhancements in response to the Bank's larger size and increased IT complexity.
For the six months ended June 30, 2025, noninterest expense totaled $78.4 million, an increase of $21.7 million, or 38.2%, compared to noninterest expense of $56.7 million for the six months ended June 30, 2024.
Merger and acquisition expenses increased $11.3 million for the six months ended June 30, 2025, which includes $11.2 million of merger related expenses related to the William Penn acquisition and $164 thousand related to the Charis Insurance Group acquisition.
Salaries and benefits increased $6.1 million for the six months ended June 30, 2025, compared to the same period in 2024, largely driven by the same Q2 items noted above, including $2.0 million in equity compensation, staff additions from the William Penn acquisition, and retention of key personnel through integration.
Software licensing and utilization costs increased $1.5 million for the six months ended June 30, 2025, compared to the same period in 2024, reflecting the same Q2 drivers noted above. These include the onboarding of newly acquired William Penn branches, investments in IT infrastructure and cybersecurity.
Occupancy expenses increased $796 thousand for the six months ended June 30, 2025, compared to the same period in 2024. The increase was driven by the facility operating costs of the additional retail locations added through the William Penn acquisition.
The core efficiency ratio(1) was 62.6% in the second quarter of 2025, compared to 62.8% in the first quarter of 2025 and 63.7% in the second quarter of 2024. The change in the core efficiency ratio during the second quarter of 2025 compared to the first quarter of 2025 was the result of higher net interest income and higher noninterest income, partially offset by higher noninterest expense. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
William Penn Acquisition
On April 30, 2025, Mid Penn completed its acquisition of William Penn through the merger of William Penn with and into Mid Penn.

Each share of William Penn common stock issued and outstanding as of April 30, 2025, was converted into 0.426 shares of Mid Penn common stock. As a result of the acquisition, Mid Penn issued approximately 3,506,795 shares of Mid Penn common stock, plus up to an additional 538,447 shares of Mid Penn common stock issuable upon the exercise of former William Penn stock options, for a purchase price of $103.2 million. Mid Penn also recorded Goodwill of $6.2 million, and a core deposit intangible asset of $245 thousand as a result of this acquisition.
Charis Insurance Group Acquisition
On May 12, 2025, Mid Penn acquired the insurance business and related accounts of Charis Insurance Group, which provides business, home and auto insurance throughout central and southern Pennsylvania, for a purchase price of $4.0 million at closing. Mid Penn recorded Goodwill of $1.6 million, as a result of this acquisition.
The assets and liabilities assumed in these transactions were recorded at their estimated fair values as of the respective date of acquisition and may be adjusted for up to one year subsequent to legal closing.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Ending Balances:
Investment securities	$769,211	$634,044	$643,352	$642,291	$601,683
Loans, net of unearned income	4,832,898	4,491,167	4,443,070	4,431,704	4,364,561
Total assets	6,354,543	5,546,026	5,470,936	5,527,025	5,391,749
Total deposits	5,449,664	4,732,202	4,689,927	4,706,764	4,497,011
Shareholders' equity	775,708	667,933	655,018	573,059	559,686
Average Balances:
Investment securities	652,105	639,580	633,409	610,586	608,173
Loans, net of unearned income	4,724,638	4,459,679	4,441,436	4,405,969	4,353,360
Total assets	6,036,045	5,491,763	5,481,473	5,470,641	5,378,897
Total deposits	5,159,754	4,681,708	4,687,880	4,597,686	4,451,678
Shareholders' equity	670,491	660,964	623,670	565,300	553,675

	Three Months Ended
Income Statement:	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Net interest income	$48,206	$42,509	$41,280	$40,169	$38,766
Provision for credit losses (4)	2,269	301	333	516	1,604
Noninterest income	6,143	5,239	6,149	5,178	5,329
Noninterest expense	47,798	30,642	30,913	29,959	28,224
Income before provision for income taxes	4,282	16,805	16,183	14,872	14,267
(Benefit)/Provision for income taxes	(480)	3,063	2,951	2,571	2,496
Net income available to shareholders	4,762	13,742	13,232	12,301	11,771
Net income excluding non-recurring income and expenses (1)	15,074	13,907	12,961	12,383	11,284

Per Share:
Basic earnings per common share	$0.22	$0.71	$0.72	$0.74	$0.71
Diluted earnings per common share	0.22	0.71	0.72	0.74	0.71
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	33.85	34.50	33.84	34.48	33.76
Tangible book value per common share (1)	27.22	27.58	26.90	26.36	25.75

Asset Quality:
Net charge-offs/(recoveries) to average loans (3)	0.069%	(0.0003%)	0.037%	0.031%	0.002%
Non-performing loans to total loans	0.38	0.54	0.51	0.39	0.23
Non-performing asset to total loans and other real estate	0.58	0.57	0.51	0.40	0.24
Non-performing asset to total assets	0.44	0.46	0.41	0.32	0.19
ACL on loans to total loans	0.78	0.80	0.80	0.80	0.81
ACL on loans to nonperforming loans	206.49	149.05	157.07	204.61	352.92

Profitability:
Return on average assets (3)	0.32%	1.01%	0.96%	0.89%	0.88%
Return on average equity (3)	2.85	8.43	8.44	8.66	8.55
Return on average tangible common equity (1) (3)	4.05	10.84	11.07	11.69	11.57
Tax-equivalent net interest margin	3.44	3.37	3.21	3.13	3.12
Core Efficiency ratio (1)	62.56	62.79	63.94	64.89	63.65

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.6%	10.2%	10.0%	8.4%	8.4%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.0	12.0	12.1	10.1	9.9
Tier 1 Capital (to Risk Weighted Assets) (2)	12.0	12.0	12.1	10.1	9.9
Total Capital (to Risk Weighted Assets) (2)	13.3	13.8	14.0	11.9	11.8
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of June 30, 2025 are preliminary and prior periods are actual.
(3)Annualized ratio
(4)Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
ASSETS
Cash and due from banks	$52,671	$47,688	$37,002	$57,518	$36,948
Interest-bearing balances with other financial institutions	22,828	16,880	14,490	19,323	25,585
Federal funds sold	261,353	42,686	19,072	67,554	43,193
Total cash and cash equivalents	336,852	107,254	70,564	144,395	105,726
Investment Securities:
Held to maturity, at amortized cost	364,029	375,115	382,447	386,618	393,320
Available for sale, at fair value	404,745	258,493	260,477	255,227	207,936
Equity securities available for sale, at fair value	437	436	428	446	427
Loans held for sale	6,101	6,851	7,064	7,919	8,420
Loans, net of unearned income	4,832,898	4,491,167	4,443,070	4,431,704	4,364,561
Less: Allowance for credit losses (1)	(37,615)	(35,838)	(35,514)	(35,562)	(35,288)
Net loans	4,795,283	4,455,329	4,407,556	4,396,142	4,329,273

Premises and equipment, net	47,732	40,328	38,806	33,765	34,344
Operating lease right of use asset	15,026	9,402	7,699	7,390	7,925
Finance lease right of use asset	2,458	2,503	2,548	2,593	2,638
Cash surrender value of life insurance	94,770	51,351	51,521	53,135	53,298
Restricted investment in bank stocks	7,110	6,660	7,461	10,589	13,930
Accrued interest receivable	28,546	27,263	26,846	27,286	27,381
Deferred income taxes	35,333	21,800	22,747	23,197	24,520
Goodwill	135,473	128,160	128,160	128,160	127,031
Core deposit and other intangibles, net	16,531	5,814	6,242	6,713	5,626
Foreclosed assets held for sale	9,816	1,402	44	281	441
Other assets	54,301	47,865	50,326	43,169	49,513
Total Assets	$6,354,543	$5,546,026	$5,470,936	$5,527,025	$5,391,749

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$857,072	$788,316	$759,169	$791,980	$766,014
Interest-bearing transaction accounts	2,772,739	2,375,205	2,319,753	2,288,783	2,194,948
Time	1,819,853	1,568,681	1,611,005	1,626,001	1,536,049
Total Deposits	5,449,664	4,732,202	4,689,927	4,706,764	4,497,011

Short-term borrowings	—	25,000	2,000	114,097	200,000
Long-term debt	23,374	23,489	23,603	23,716	23,827
Subordinated debt and trust preferred securities	37,303	45,587	45,741	45,894	46,047
Operating lease liability	15,342	9,765	8,092	7,778	8,344
Accrued interest payable	13,421	12,900	13,484	18,995	18,139
Other liabilities	39,731	29,150	33,071	36,722	38,695
Total Liabilities	5,578,835	4,878,093	4,815,918	4,953,966	4,832,063

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	23,419	19,803	19,797	17,061	17,051
Additional paid-in capital	584,291	480,866	480,491	406,922	406,544
Retained earnings	191,574	191,469	181,597	172,234	163,256
Accumulated other comprehensive loss	(11,756)	(14,163)	(16,825)	(13,116)	(17,123)
Treasury stock	(11,820)	(10,042)	(10,042)	(10,042)	(10,042)
Total Shareholders’ Equity	775,708	667,933	655,018	573,059	559,686
Total Liabilities and Shareholders' Equity	$6,354,543	$5,546,026	$5,470,936	$5,527,025	$5,391,749
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
INTEREST INCOME
Loans, including fees	$72,469	$66,537	$68,110	$68,080	$66,096
Investment securities:
Taxable	4,637	4,460	4,223	4,136	4,143
Tax-exempt	344	348	358	359	371
Other interest-bearing balances	142	138	154	223	347
Federal funds sold	2,428	261	467	1,043	282
Total Interest Income	80,020	71,744	73,312	73,841	71,239
INTEREST EXPENSE
Deposits	30,981	28,264	30,836	30,689	28,463
Short-term borrowings	86	290	509	2,296	3,324
Long-term and subordinated debt	747	681	687	687	686
Total Interest Expense	31,814	29,235	32,032	33,672	32,473
Net Interest Income	48,206	42,509	41,280	40,169	38,766
Net provision for credit losses (1)	2,269	301	333	516	1,604
Net Interest Income After Provision for Credit Losses	45,937	42,208	40,947	39,653	37,162
NONINTEREST INCOME
Fiduciary and wealth management	1,406	1,140	1,215	1,204	1,129
ATM debit card interchange	958	919	971	962	973
Service charges on deposits	652	562	579	549	539
Mortgage banking	676	591	656	768	628
Mortgage hedging	(7)	(9)	11	(1)	—
Net gain on sales of SBA loans	63	57	15	151	74
Earnings from cash surrender value of life insurance	491	274	280	276	301
Other	1,904	1,705	2,422	1,269	1,685
Total Noninterest Income	6,143	5,239	6,149	5,178	5,329
NONINTEREST EXPENSE
Salaries and employee benefits	20,753	16,309	16,947	16,156	15,533
Software licensing and utilization	3,272	2,574	2,606	2,366	2,208
Occupancy, net	2,365	2,274	1,913	1,815	1,861
Equipment	1,248	1,094	1,213	1,206	1,287
Shares tax	606	919	405	824	124
Legal and professional fees	993	826	1,006	1,613	689
ATM/card processing	621	733	634	606	510
Intangible amortization	744	428	471	460	425
FDIC Assessment	994	990	843	1,150	1,232
(Gain)/Loss on sale or write-down of foreclosed assets, net	—	(28)	73	(35)	42
Merger and acquisition	11,011	314	436	109	—
Other	5,191	4,209	4,366	3,689	4,313
Total Noninterest Expense	47,798	30,642	30,913	29,959	28,224
INCOME BEFORE PROVISION FOR INCOME TAXES	4,282	16,805	16,183	14,872	14,267
(Benefit)/Provision for income taxes	(480)	3,063	2,951	2,571	2,496
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,762	$13,742	$13,232	$12,301	$11,771

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.22	$0.71	$0.72	$0.74	$0.71
Diluted Earnings Per Common Share	0.22	0.71	0.72	0.74	0.71
Cash Dividends Declared	0.20	0.20	0.20	0.20	0.20
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$23,271	$142	2.45%	$20,794	$138	2.69%	$35,618	$347	3.92%
Investment Securities:
Taxable	584,919	4,570	3.13	569,800	4,309	3.07	533,748	3,701	2.79
Tax-Exempt	67,186	344	2.05	69,780	348	2.02	74,425	371	2.00
Total Securities	652,105	4,914	3.02	639,580	4,657	2.95	608,173	4,072	2.69

Federal Funds Sold	236,037	2,428	4.13	23,754	261	4.46	19,432	282	5.84
Loans, Net of Unearned Income	4,724,638	72,469	6.15	4,459,679	66,537	6.05	4,353,360	66,096	6.11
Restricted Investment in Bank Stocks	6,945	67	3.87	7,101	151	8.62	16,066	442	11.07
Total Earning Assets	5,642,996	80,020	5.69	5,150,908	71,744	5.65	5,032,649	71,239	5.69

Cash and Due from Banks	50,376			39,916			39,053
Other Assets	342,673			300,939			307,195
Total Assets	$6,036,045			$5,491,763			$5,378,897

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,123,130	$4,954	1.77%	$1,051,325	$4,681	1.81%	$972,852	$4,477	1.85%
Money Market	1,179,756	8,350	2.84	1,024,669	6,941	2.75	908,807	6,632	2.94
Savings	307,634	70	0.09	260,965	54	0.08	281,560	52	0.07
Time	1,735,427	17,607	4.07	1,591,769	16,588	4.23	1,510,079	17,302	4.61
Total Interest-bearing Deposits	4,345,947	30,981	2.86	3,928,728	28,264	2.92	3,673,298	28,463	3.12

Short term borrowings	7,418	86	4.65	24,892	290	4.72	241,713	3,324	5.53
Long-term debt	23,417	252	4.32	23,533	257	4.43	23,870	262	4.41
Subordinated debt and trust preferred securities	45,264	495	4.39	45,662	424	3.77	46,122	424	3.70
Total Interest-bearing Liabilities	4,422,046	31,814	2.89	4,022,815	29,235	2.95	3,985,003	32,473	3.28

Noninterest-bearing Demand	813,807			752,980			778,380
Other Liabilities	129,701			55,004			61,839
Shareholders' Equity	670,491			660,964			553,675
Total Liabilities & Shareholders' Equity	$6,036,045			$5,491,763			$5,378,897

Net Interest Income		$48,206			$42,509			$38,766
Taxable Equivalent Adjustment (1)		245			242			253
Net Interest Income (taxable equivalent basis)		$48,451			$42,751			$39,019

Total Yield on Earning Assets			5.69%			5.65%			5.69%
Cost of funds			2.44%			2.48%			2.74%
Rate on Supporting Liabilities			2.89			2.95			3.28
Average Interest Spread			2.80			2.70			2.42
Tax-Equivalent Net Interest Margin			3.44			3.37			3.12
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Allowance for Credit Losses on Loans:
Beginning balance	$35,838	$35,514	$35,562	$35,288	$33,524

Purchase credit deteriorated loans	343	—	—	—	—

Loans Charged off
Commercial real estate	(691)	—	—	—	—
Commercial and industrial	(203)	—	(407)	(356)	(56)
Construction	—	—	—	—	—
Residential mortgage	—	—	—	—	(2)
Consumer	(15)	(15)	(18)	(8)	(4)
Total loans charged off	(909)	(15)	(425)	(364)	(62)
Recoveries of loans previously charged off
Commercial real estate	1	1	2	—	4
Commercial and industrial	3	6	1	—	—
Construction	—	—	—	—	—
Residential mortgage	83	2	7	2	29
Consumer	11	9	7	15	11
Total recoveries	98	18	17	17	44
Balance before provision	35,370	35,517	35,154	34,941	33,506
Provision for credit losses - loans (1)	2,245	321	360	621	1,782
Balance, end of quarter	$37,615	$35,838	$35,514	$35,562	$35,288

Nonperforming Assets
Total nonaccrual loans	$18,216	$24,045	$22,610	$17,380	$9,999

Foreclosed real estate	9,816	1,402	44	281	441
Total nonperforming assets	28,032	25,447	22,654	17,661	10,440

Accruing loans 90 days or more past due	—	3	—	1	—
Total risk elements	$28,032	$25,450	$22,654	$17,662	$10,440
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024

Shareholders' Equity	$775,708	$667,933	$655,018	$573,059	$559,686
Less: Goodwill	135,473	128,160	128,160	128,160	127,031
Less: Core Deposit and Other Intangibles	16,531	5,814	6,242	6,713	5,626
Tangible Equity	$623,704	$533,959	$520,616	$438,186	$427,029

Common Shares Outstanding	22,915,194	19,362,094	19,355,797	16,620,174	16,580,595

Tangible Book Value per Share	$27.22	$27.58	$26.90	$26.36	$25.75

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024

Net Income Available to Common Shareholders	$4,762	$13,742	$13,232	$12,301	$11,771
Less: BOLI Death Benefit Income	1	83	615	4	487
Plus: Merger and Acquisition Expenses	11,011	314	436	109	—
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	2,043	—	—	—	—
Less: Tax Effect of Non-Recurring Expenses	2,741	66	92	23	—
Net Income Excluding Non-Recurring Income and Expenses	$15,074	$13,907	$12,961	$12,383	$11,284

Weighted Average Shares Outstanding	21,566,617	19,355,867	18,338,224	16,612,657	16,576,283

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.70	$0.72	$0.71	$0.75	$0.68

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024

Net income available to common shareholders	$4,762	$13,742	$13,232	$12,301	$11,771
Plus: Intangible amortization, net of tax	588	338	372	363	336
	5,350	14,080	13,604	12,664	12,107

Average shareholders' equity	670,491	660,964	623,670	565,300	553,675
Less: Average goodwill	130,824	128,160	128,160	127,773	127,031
Less: Average core deposit and other intangibles	9,824	6,023	6,468	6,424	5,833
Average tangible shareholders' equity	$529,843	$526,781	$489,042	$431,103	$420,811

Return on average tangible common equity(1)	4.05%	10.84%	11.07%	11.69%	11.57%
(1) Annualized ratio

Core Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024

Noninterest expense	$47,798	$30,642	$30,913	$29,959	$28,224
Less: Merger and acquisition expenses	11,011	314	436	109	—
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	2,043	—	—	—	—
Less: Intangible amortization	744	428	471	460	425
Less: (Gain) Loss on sale or write-down of foreclosed assets, net	—	(28)	73	(35)	42
Efficiency ratio numerator	34,000	29,928	29,933	29,425	27,757

Net interest income	48,206	42,509	41,280	40,169	38,766
Noninterest income	6,143	5,239	6,149	5,178	5,329
Less: BOLI Death Benefit	1	83	615	4	487
Efficiency ratio denominator	$54,348	$47,665	$46,814	$45,343	$43,608

Core efficiency ratio	62.56%	62.79%	63.94%	64.89%	63.65%